Exhibit 10.1
PULSE SYSTEMS, LLC
4090 Nelson Avenue, Suite J
Concord, CA 94520-1232
July 24, 2007
Mr. Herbert J. Bellucci
13476 Kibbings Road
San Diego, CA 92130
Re: Terms of Employment Offer
Dear Mr. Bellucci:
     This letter will confirm the terms of your offer of employment with Pulse Systems, LLC (the “Company”). Such terms are as follows:
     1. Position and Responsibilities. From the date of commencement of your employment, you will serve in the position of President and Chief Executive Officer of the Company, reporting to the Board of Managers (the “Board”) of the Company. You will assume and discharge all responsibilities that are commensurate with such position and as the Board may direct. You will be responsible for implementing the strategic goals and objectives of the Company; enabling the Board to fulfill its governance functions; giving direction and leadership toward achievement of the Company’s philosophy, mission, strategy and its quarterly and annual goals and objectives. You will provide leadership necessary in order to position the Company at the forefront of the OEM industry for medical devices, in particular as related to precision cutting of metal tubing, and will develop a strategic plan to advance the company’s mission and objectives and to generate revenue, profitability and growth as an organization, including by selective and strategic expansion of the Company’s capabilities. You will oversee Company operations to insure production efficiency, quality, service, and cost-effective management of resources. You will approve company operational procedures, policies, and standards. You will recommend an annual budget for Board approval, and prudently manage the Company’s resources within those budget guidelines according to current laws and regulations. You will effectively manage the human relations of the Company according to authorized personnel policies and procedures that fully conform to current laws and regulations. You will be responsible for facilitating interaction among those persons in the Company responsible for sales and marketing, research and development, manufacturing and regulatory affairs/quality assurance, You will review activity reports and financial statements to determine progress and status in attaining objectives, and will revise objectives and plans in accordance with current conditions. You will evaluate performance of executives and other personnel of the Company for compliance with established policies and objectives of the company and contributions in attaining objectives. In addition, you will be responsible for performing such other duties as may be assigned to you from time to time. You are encouraged and expected to be a mentor and to share your knowledge with your subordinates and others at the Company. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.
     2. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice, subject to the severance provisions in Section 6 of this letter, as applicable.
     3. Compensation.
     (a) In consideration of your services, effective as of the commencement of your employment, you will be paid a base salary of $225,000,00 per year (“ Base Salary”), payable twice monthly in accordance with the Company’s standard payroll practices.
     (b) In addition to your Base Salary, you will be entitled to receive a bonus (“Performance Bonus”) to be calculated at the completion of each calendar quarter upon closing of the accounting records and reporting results to the Board for such quarter and according to the following formula:
     (i) EBITDA for the quarter in question will be compared to the average EBITDA for each of the four (4) quarters immediately preceding the quarter in question;
     (ii) Net sales for the quarter in question will be compared to the average net sales for each of the four (4) quarters immediately preceding the quarter in question;
     (iii) The percentage growth, compared to the average for each of the immediately-preceding four (4) quarters, in (A) EBITDA and (B) net sales will be added together and divided by two (2) (the “ Combined Percentage”). The following bonus structure will apply and be paid: Negative to 0 growth in the Combined Percentage = no bonus; (ii) 0% to 4% growth in the Combined Percentage = a bonus of 6% of quarterly base salary; (iii) more than 4% up to 8% growth in the Combined Percentage = a bonus of 12% of quarterly base salary; (iv) more than 8% up to 12% growth in the Combined Percentage = a bonus of 30% of quarterly base salary; and (v) more than 12% up to 20% growth in the Combined Percentage = a bonus of 50% of quarterly base salary; and (vi) more than 20% growth in the Combined Percentage = a bonus of 70% of quarterly base salary.
You will submit a computation of the calculations used in computing the above bonuses, which computations will be reviewed by the Board before such bonuses are paid.

     (c) In addition to your Base Salary and Performance Bonus, you will receive options exercisable for eight percent (8%) of the Company, of which half, or four percent (4%) will be based upon a ten million dollar ($10,000,000) valuation of the equity of the Company and the remaining half, or four percent (4%) will be based upon a twenty million dollar ($20,000,000) valuation of the equity of the Company All of the options will vest over four (4) years with cliff vesting after first year and quarterly vesting after that. All of the options described above will vest immediately upon a Change in Control (as defined below) of the Company.
(i) As used in this Section 3(c), the term “Change in Control” means:
     (A) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving entity or pursuant to which Common Units would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Units immediately prior to the Merger have the same proportionate ownership of Common Units of the surviving entity after the Merger;
     (B) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for liquidation or dissolution; or
     (C) A tender or exchange offer is made for Common Units (or securities convertible into Common Units) and such offer results in a portion of those securities being purchased and the offer or after the consummation of the offer is the beneficial owner, directly or indirectly, of securities representing at least fifty-one percent (51%) of the voting power of outstanding securities of the Company.
     (d) At the time that you and the Company agree as to the final form of this Agreement, the Company will issue to you a lump-sum payment in the gross amount of twenty thousand dollars ($20,000) to cover expenses associated with the relocation of yourself and your family to a home in Northern California. Following (i) your execution of a final employment agreement and (ii) your delivering to your current employer a formal resignation, effective immediately, on or prior to August 1, 2007, the relocation expense amount will be transferred to an account designated by you. In the event that you and the Company have not executed a final employment agreement and you have not delivered an immediate resignation to your current employer prior to such date, then the amount in escrow immediately shall be returned to the Company. If you do not receive the stock options that you expect to receive from your current employer based upon your continued employment therewith through August 12, 2007, the Company will pay you one-half (1/2) of the value thereof upon receipt of documentation of their value; provided, that the Company will not be required to pay you an amount in excess of fifteen thousand dollars ($15,000).

     4. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. You shall be entitled to three (3) weeks of paid personal time off (PTO) (which shall be consistent with the Company’s vacation policy and which shall not accrue in excess of four (4) weeks per year). During your employment, you shall be permitted, to the extent eligible to participate in any group medical dental life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.
     5. Confidential Information. You agree that your employment is contingent upon your execution of, and delivery to, the Company of an agreement that covers non-compete, confidentiality, non-solicitation of employees and customers in a form mutually acceptable. For the avoidance of doubt, until such an agreement is executed none of the rights or obligations under this agreement will be in effect.
     6. Severance. In the event you are terminated due to any of the below-listed reasons, then you shall be entitled to receive severance as follows:
     (a) If the Company terminates your employment other than for Disability or Cause, or if you terminate your employment for Good Reason, then, in lieu of any severance benefits to which you may otherwise be entitled under any Company severance plan or program, and if upon such termination you promptly execute a general release in form reasonably acceptable to the Company, you shall be entitled to payment of your Base Salary for the applicable severance period, as set forth below (the “Severance Period”), or until a breach by you of your obligations under Sections 5 hereof; provided, however, that such payments shall be reduced to the extent of any other compensation that you receive or earn in the event you obtain a full-time senior management position with a subsequent employer. The term “Applicable Severance Period” means four (4) calendar months if, at the time of such termination you have not yet relocated your home as provided in Section 3 (d) and means six (6) calendar months if, at such time, you have relocated your home as so provided.
     (b) In the event that your employment terminates for any reason other than as described in Section 6(a) above, including by reason of your death, Disability or resignation other than for Good Reason, then you shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination.
     (c) For the purposes of this Section 6, the following shall apply:

     (i) Cause. The Company may terminate your employment for cause immediately upon delivery to you of notice thereof in writing. For all purposes under this letter, “Cause” shall mean (A) failure by you to substantially perform your duties hereunder or your failure to perform such duties as are reasonably expected by the Company, other than failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (B) violation by you of the provisions of Section 5 of this Agreement, (C) an act by you which constitutes gross misconduct and which is injurious to the Company, or which constitutes a felony (other than with respect to the operation of a motor vehicle), (D) a breach by you of a material provision of this letter or (E) a material violation of a federal or state law or regulation applicable to the business of the Company. No compensation or benefits will be paid or provided to you under this letter on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. Your rights under the benefit plans of the Company shall be determined under the provisions of those plans.
     (ii) Disability. The Company may terminate your employment for Disability by giving you thirty (30) days’ advance notice thereof in writing. For all purposes under this letter, “Disability” shall mean that you, at the time notice is given, have been unable to substantially perform your duties under this letter for a period of not less than six (6) consecutive months as the result of your incapacity due to physical or mental illness. In the event that you resume the performance of substantially all of your duties hereunder before the termination of your employment under this Section 6(c)(ii) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to you under this letter on account of termination for Disability or for periods following the date when such a termination of employment is effective. Your rights under the benefit plans of the Company shall be determined under the provisions of those plans.
     (iii) Good Reason. Employment with the Company may be regarded as having been constructively terminated by the Company, and you may therefore terminate your employment, for Good Reason and thereupon become entitled to the benefits of Section 6(a) above (subject to your promptly executing a general release in form reasonably acceptable to the Company), if, during the course of your employment with the Company, one or more of the following events shall occur (unless such event(s) applies generally to all management of the Company): (A) a material reduction by the Company in your Base Salary as in effect immediately prior to such reduction; (B) the relocation of you to a facility or a location more than one hundred (100) miles from the Company headquarters in Concord, California without your express written consent; (C) the failure of the Company to obtain the assumption of this letter by any successor; or (D) any material breach by the Company of any material provision of this letter.

     7. General Provisions.
     (a) This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.
     (b) This offer letter sets forth the entire agreement and understanding between the Company (except the agreements outlined in Section 5 hereof and you relating your employment and supersedes all prior verbal discussion between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.
     (c) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.
Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter, and the Employee Proprietary Information Agreement as soon as possible. If you have any questions about this offer letter, please call me directly.

PULSE SYSTEMS, LLC

By:	/s/ John M. Fife
Title: Chairman

ACCEPTANCE:
I accept the terms of my employment with Pulse Systems, LLC as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship.

/s/ Herbert J. Bellucci	7/27/07
Name: Herbert J. Bellucci	Date: